EXHIBIT 8.2

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                                        ,

Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109

Ladies and Gentlemen:

     We have acted as counsel to Caesars Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) under the laws of the State of Delaware of the Company with and into Harrah’s Operating Company, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Harrah’s Entertainment, Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of July 14, 2004, by and among Parent, Merger Sub and the Company. This opinion is being delivered in connection with the joint proxy statement/prospectus that was included in the Registration Statement of Parent on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.1

     In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (without, as you are aware, our independent investigation or verification), both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of

1 Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

certain statements, representations, covenants and agreements made by Parent, Merger Sub, the Company and others, including factual statements and representations set forth in letters dated the date hereof from Parent, Merger Sub and the Company (the “Tax Matters Certificates”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent, Merger Sub and the Company, including those set forth in the Tax Matters Certificates, and we have assumed that the Tax Matters Certificates will be executed by appropriate officers as of the Effective Time.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Tax Matters Certificates, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, although the discussion in the Registration Statement under the heading “The Merger—Material United States Federal Income Tax Consequences” does not purport to discuss all possible United States federal income tax consequences of the Merger, we hereby confirm that such discussion, to the extent it consists of statements of law or legal conclusions, is our opinion of the material United States federal income tax consequences of the Merger.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion may be relied upon by you and the persons entitled to rely on it pursuant to applicable provisions of United States federal securities laws.

     In accordance with the requirements of Item 601(b)(23) under the Securities Act, we hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name under the caption “The Merger—Material United States Federal Income Tax Considerations of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP